Exhibit 6.C.

CONTRIBUTION AND SUBSCRIPTION AGREEMENT

This Contribution and Subscription Agreement (said agreement, as the same may be amended, restated or other modified from time to time, herein called this “Agreement”) is entered into as of January 30th, 2024, between CM Solutions LLC, a Delaware limited liability company (the “Contributor”) and Clearfield Communications, LLC, a Delaware limited liability company (the “Company”). Contributor and the Company are referred to collectively herein as the “Parties” and individually as a “Party.”

BACKGROUND

WHEREAS, the Contributor owns 100% of the outstanding equity interests (the “Ceres Interest”) of Ceres Coin, LLC, a Delaware limited liability company (“Ceres”); and

WHEREAS, the Parties desire that the Contributor contribute to the Company the Contributed Interests (defined below), in exchange for 4,324 Class B units in the Company and certain other considerations set forth in the Side Letter (as hereinafter defined), on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.

CONTRIBUTION AND SUBSCRIPTION

1.1.          Contribution. At the Closing, upon and subject to the terms and conditions of this Agreement, the Contributor hereby assigns, transfers, delivers and conveys to the Company, as a capital contribution, 100% of the Ceres Interests described on Schedule 1.1 attached hereto (the “Contributed Interests”), free and clear of all Liens (the “Contribution”).

1.2.          Subscriptions. The Contributor hereby irrevocably subscribes for 4,324 Class B Units of the Company set forth on Schedule 1.2 attached hereto and to be characterized as units as shown on said Schedule (the “Contributor Units”).

1.3.          Excluded Liabilities. Notwithstanding anything herein to the contrary, in no event will the Company assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for, any Liability of the Contributor or any of its Affiliates of any kind, whether known, unknown, contingent or otherwise in connection with its ownership of the Contributed Interests, including without limitation, those arising out of or relating to: (a) any actual or alleged violation of any Law; or (b) any Liability for Taxes, and any fines, penalties, assessments, expenses or interest related thereto.

1.4.          Fair Market Value. The Parties acknowledge and agree that the value of the assets being contributed, and the commitments being made to the Company by the Contributor represent fair market value to the Company in exchange for the Contributor Units.

1.5.           Intended Tax Treatment. The Parties hereby acknowledge and agree that the Contributor’s transfer of the Contributed Interests to the Company in exchange for the Contributor Units is intended to be treated for federal (and as applicable, state and local) income tax purposes as a tax-free contribution under Section 721(a) of the Internal Revenue Code of 1986, as amended. The Parties hereby further agree to report the Contribution in a manner consistent with the treatment described in this Section 1.5 in any applicable tax reporting.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

The Contributor, for itself and Ceres, hereby makes the representations and warranties set forth below to the Company as of the Closing Date:

2.1.	Authority.

(a)          (i) each of Ceres and the Contributor is duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization, (ii) the Contributor has all requisite power and authority to enter into, execute and deliver this Agreement, the Side Letter and any and all other documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and (iii) this Agreement and the transactions contemplated hereby have been duly authorized by all required limited liability company action.

(b)         The Contributor is acquiring the Contributor Units for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable Law. The Contributor acknowledges that the Contributor Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

(c)          The Contributor is familiar with the business in which the Company is or shall be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment. The Contributor has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by the Contributor and, to the extent the Contributor deemed appropriate, by its representatives. In entering into this Agreement, the Contributor acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations, opinions or projections of the Company or any of their respective Affiliates or representatives (except the specific representations and warranties of the Company set forth herein,).

2.2.          Enforceability. This Agreement has been duly executed and delivered by the Contributor and constitutes a valid and legally binding obligation of the Contributor, enforceable against the Contributor in accordance with its terms.

2.3.          Consents; No Conflicts. The execution, delivery and performance of the Transaction Documents by the Contributor do not: (a) conflict with or result in a breach of or default under the organizational documents of the Contributor or Ceres; (b) result in a violation of any Law, order, judgment or decree by which the Contributor or any of its Affiliates is bound; or (c) conflict with or result in a material breach of or default under any Contract, License or Lien to which the Contributor or any of its Affiliates is a party or by which the Contributor or any of its Affiliates is bound. Except as described on Schedule 2.3,

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no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required with respect to Ceres or the Contributor in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

2.4.          Capital Structure. All of the issued and outstanding Equity Securities of Ceres are duly authorized, validly issued, and to the extent applicable, fully paid and non-assessable and are held of record and beneficially owned by the Contributor and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Applicable Law or of Ceres’s Operating Agreement or any agreement to which Ceres is a party or otherwise bound. None of the Equity Securities of Ceres have been issued in violation of any federal or state securities Laws. There are no accrued and unpaid dividends or distributions with respect to any outstanding Equity Securities of Ceres. Except as set forth on Schedule 2.4, there is no Contract, agreement, trust, proxy or other arrangement pursuant to which Ceres has granted any warrant, right, option, conversion privilege, unit purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any Equity Securities of Ceres or other securities convertible into or exchangeable for Equity Securities of Ceres (now, in the future or upon the occurrence of any contingency) or that provides for any equity appreciation, phantom equity, equity participation or similar right with respect to Ceres. Except for the Side Letter (defined below), there is no Contract, agreement, trust, proxy or other arrangement between Ceres and any Person with respect to or relating to the Ceres Tokens (as defined in the Side Letter).

2.5.          Subsidiaries. Ceres does not (i) have any direct or indirect Subsidiaries; or (ii) own of record or beneficially, directly or indirectly, any Equity Securities of any Person, or any interest in a partnership or joint venture of any kind.

2.6.          Litigation. There is no Proceeding pending or, to Ceres’ or the Contributor’s actual knowledge, threatened against, relating to or involving Ceres or the Contributor before any Governmental Entity or arbitrator. Ceres and the Contributor are not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel. There is no Proceeding pending or, to Ceres’ or the Contributor’s actual knowledge, threatened against, relating to or involving Ceres or the Contributor that could reasonably be expected to adversely affect Ceres’ or the Contributor’s ability to consummate the transactions contemplated hereby or prohibit or limit the Contributor from performing its obligations hereunder.

2.7.          Compliance. Except as set forth on Schedule 2.7:

(a)          Each of Ceres and the Contributor is in compliance in all material respects with all applicable Laws. Neither Ceres nor the Contributor has been charged with or received any written notice that it is under investigation with respect to any violation of any applicable Law or other requirement of a Governmental Entity.

(b)         All filings, submissions, correspondence and communications to Governmental Entities, including without limitation the United States Securities and Exchange Commission (the “SEC”), were and continue to be complete and correct in all material respects, but for the avoidance of doubt, the Parties acknowledge that the original Offering Statement on Form 1-A effective as of March 3, 2021, which was previously submitted and approved by the SEC, contains information which is now stale and the Parties intend to permit Ceres to make a supplemental filing, in form and substance reasonably satisfactory to the Company, with the SEC to amend filings and update the stale information set forth therein.

(c)                Each of Ceres and the Contributor possesses all material Licenses necessary for the conduct of its business and all such Licenses are in full force and effect. Neither Ceres nor the Contributor has been in material breach or violation of, or default under, any such License. No suspension,

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cancellation, revocation or termination of any License is, to the Ceres’ or the Contributor’s actual knowledge after reasonable investigation, threatened. Neither Ceres nor the Contributor has received any written notice or written communication from any Governmental Entity regarding any violation of any License.

2.8.          Title to Assets; Sufficiency and Condition of Assets. Ceres does not own or lease any tangible properties or assets. Ceres’ non-tangible assets (which are capable of operating) are in such operating condition that the Company and/or Ceres after the Closing Date will be able to operate in substantially the same manner as Ceres has been using such assets immediately prior to the Closing Date. Ceres owns good and valid title to, or a valid leasehold interest in, free and clear of all Liens, all of Ceres’ non-tangible properties and assets. No assets of Ceres have ever been transferred to any Person outside of the Ordinary Course.

2.9.          Financials.

(a)          The Contributor has provided complete copies of Ceres’ financial statements, including but not limited to its most recent balance sheet, income statement, cash flow statement, notes to financial statements and statement of changes in equity (collectively, the “Ceres Financial Statements”) to the Company. The Ceres Financial Statements have been prepared in accordance with the United States generally accepted accounting principles in effect on the Closing Date (“GAAP”), consistently applied, are complete and correct in all material respects, and present fairly the financial condition of Ceres at the dates of said statements and the results of its operations for the periods covered thereby. The Ceres Financial Statements have been prepared from books and records maintained by Ceres consistent with past practices.

(b)          Ceres has not nor will it have any Liabilities of any nature, whether accrued, absolute, contingent or otherwise (including Liabilities as guarantor or otherwise with respect to obligations of others, Liabilities for Taxes due or then accrued or to become due, or contingent or potential Liabilities relating to activities of Ceres or the conduct of its business prior to the Closing Date regardless of whether claims in respect thereof have been asserted ), except Liabilities (i) stated on the Ceres Financial Statements or (ii) incurred in the Ordinary Course consistent with the terms of this Agreement and disclosed to the Company.

(c)          Ceres has no Indebtedness (including, for the avoidance of doubt, any Indebtedness pursuant to any capitalized leases (or leases which should have been capitalized under GAAP)).

2.10.        Changes. Since June 30, 2023, there has occurred no fact, event or circumstance with respect to Ceres which has had, or would reasonably be expected to have, a Material Adverse Effect. Without limiting the foregoing, Ceres has been operated only in the Ordinary Course.

2.11.        Tax Matters.

(a)          Ceres has timely and properly filed all Tax Returns required to be filed by it in all applicable jurisdictions, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. No written claim has ever been made by any taxing authority in a jurisdiction where Ceres does not file Tax Returns that such Person is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(b)          Ceres has paid or caused to be paid all Taxes due and owing (whether or not shown on any Tax Return). There are no Liens for Taxes upon any of the assets of Ceres. No deficiency with respect to Taxes has been proposed or asserted in writing or assessed against Ceres, except for deficiencies which have already been paid or otherwise resolved. There are in effect no waivers of applicable statutes

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of limitations with respect to any Taxes owed by Ceres for any year, nor any agreement to any extension of time with respect to any Tax payment, assessment, deficiency, or collection. No Tax audit is pending, proposed or, to Ceres’ knowledge, threatened in writing against Ceres in respect of any Tax. The aggregate unpaid Taxes of Ceres, (i) do not exceed the reserve for Tax Liability set forth on the face of the applicable balance sheet contained in the Ceres Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice in preparing its financial statements and filing its Tax Returns.

(c)          Ceres has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, member or any other third party.

(d)          Ceres (i) is neither a party to or nor bound by any Tax allocation or sharing agreement, (ii) has not been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (iii) has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of non-U.S., state or local law), as a transferee or successor, by contract or otherwise. Ceres is not a party to any Contract, plan or arrangement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

(e)          Ceres will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) use of an improper method of accounting or change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code.

(f)           Ceres is not and never has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

2.12.        Accounting Controls. Ceres maintains (and, for all periods covered by the Ceres Financial Statements, has maintained) internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such accounting controls of Ceres have been and are sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with management’s general or specific authorization and are properly reflected in Ceres Financial Statements under GAAP; and (ii) all material transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for such items.

2.13.	Privacy and Security.

(a)          Ceres owns or has the right to use all Systems currently used in connection with the operations of its business. No notice of any material defect has been sent or received by Ceres in respect of any License or lease under which Ceres receives any System.

(b)          Each System owned or used by Ceres has the capacity and performance necessary to fulfill the requirements it currently performs.

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(c)          Each of the Systems owned by Ceres is held by Ceres as sole, legal and beneficial owner and is held free of all Liens or any other similar third-party rights or interests.

(d)          Schedule 2.13(d) contains a complete and accurate list of any service providers that record, store, maintain, operate or otherwise process the records, Systems, controls or data used by Ceres (including holding through electronic, mechanical or photographic process whether computerized or not), and also lists the written Contract, if any, by which the relationship between the service provider and Ceres is documented.

(e)          Ceres has taken commercially reasonable precautions consistent with applicable industry standards and practices designed to protect the integrity and security (both logical and physical), as applicable, of the Systems from any unauthorized use, access, interruption or modification by any other Person. The Systems constitute all technology assets necessary to operate and perform as currently required for Ceres to conduct its business as of the Closing Date, in the manner in which it is presently conducted and presently contemplated to be conducted in the future. The Systems, (i) operate and run in a commercially reasonable business manner, (ii) conform in all material respects to Ceres, or its customer specifications thereof, and (iii) operate materially in accordance with Ceres documentation provided with such software or other technology and applicable warranties in customer Contracts. The Systems do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, ransomware or other faults or malicious code or damaging devices. Any purchased software and the other Systems, including any Systems involved in the hosting of the purchased software, have not materially malfunctioned or failed in any manner that adversely impacted customer-facing capabilities within the past three years.

(f)           Ceres is and at all times has been in compliance, in all material respects, with all Data Requirements. Ceres: (i) has implemented, maintained, and complied with written privacy and security policies with respect to any Personal Data processed by it or on its behalf, including privacy notices or policies on each website or application operated by it or on its behalf; (ii) employs reasonable and appropriate safeguards sufficient to protect all Personal Data that is processed by it or on its behalf from loss, misappropriation, or unauthorized or unlawful use, disclosure, access, or other processing; (iii) has provided all notices, and obtained all consents, required by any Data Requirement for any collection, use, disclosure, cross-border transfer, retention, or other processing of Personal Data by it or on its behalf; and (iv) entered into a Contract with each service provider that processes Personal Data for it or on its behalf, which complies with any applicable Data Requirements. Neither the execution, delivery, or performance of this Agreement by Ceres, nor the consummation of any of the transactions by Ceres, will violate any of the Data Requirements.

(g)          No written notices, claims, charges or complaints have, since the date that is five years prior to the Closing Date, been made against Ceres by any Governmental Entity or other Person alleging a violation of any applicable Data Requirements. Since the date that is five years prior to the Closing Date, there has been no unauthorized access, loss, use, or disclosure of any Personal Data in the possession or under the control of Ceres in violation of any Data Requirement, and there have not been any incidents of data security breaches, unauthorized access or use of any of the Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data in each case where Ceres was required by any applicable Data Requirement to notify a Governmental Entity, affected individuals, or other third parties of such occurrence.

2.14.	Intellectual Property.

(a)          Schedule 2.14(a) sets forth a true, correct, and complete list of Ceres’ Intellectual Property Assets, a true, correct and complete list of which is set forth on Schedule 2.14(a), including all

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pending applications and active registrations of Intellectual Property Assets included in Ceres’ Intellectual Property Assets, including, as applicable, the record owner, jurisdiction and issuance, registration or application number and date, as applicable, of such item.

(b)          Ceres is the sole and exclusive owner of all right, title and interest in and to Ceres’ Intellectual Property Assets, a true, correct and complete list of which is set forth on Schedule 2.14(a), and is the subject of valid and enforceable assignments of rights by any and all Persons who participated in the creation and development thereof, or if licensed to Ceres by a third party, such Intellectual Property Assets are the subject of a written license or other agreement, in each case, free and clear of Liens.

(c)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Ceres’ right to own, use or hold for use any of Ceres’ Intellectual Property Assets as owned, used or held for use in the conduct of the business as currently conducted.

(d)          Ceres’ rights in Ceres’ Intellectual Property Assets are valid, subsisting and enforceable. Ceres have taken all reasonable steps to maintain Ceres’ Intellectual Property Assets and to protect and preserve the confidentiality of Ceres’ trade secrets included in Ceres’ Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(e)          Ceres has not received any notice alleging that it has infringed, misappropriated or otherwise violated Ceres’ Intellectual Property Assets or other rights of any Person. Neither the use nor practice of Ceres’ Intellectual Property Assets infringes upon, misappropriates, or otherwise violates any Intellectual Property Assets or other rights of any Person. To Ceres’ knowledge, after reasonable inquiry, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, Ceres’ Intellectual Property Assets.

(f)           There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Ceres’ knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Assets of any Person by Ceres in connection with the business; (ii) challenging the validity, enforceability, registrability or ownership of any of Ceres’ Intellectual Property Assets or Ceres’ rights with respect to any of Ceres’ Intellectual Property Assets; or (iii) by Ceres or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any of Ceres’ Intellectual Property Assets.

2.15.          Real Property. Ceres does not own or lease, and has never owned or leased, any real property.

2.16.          Insurance. Ceres does not maintain insurance policies on its properties, assets or businesses.

2.17.          Material Contracts. The Contributor has delivered or made available to the Company a correct and complete copy (as amended, supplemented or modified to date) of each Material Contract pursuant to which Ceres is a party. With respect to each Material Contract: (i) the agreement is in full force and effect; (ii) the agreement is a legal, valid, binding and enforceable obligation of Ceres and is the legal, valid, binding and enforceable obligation of the other parties thereto, each subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally; (iii) neither Ceres, nor any other party thereto is in breach or default thereof; (iv) no party has given written notice of its intention to, or no event has occurred that, with the lapse of time or the giving of notice or both, would give Ceres, or any other party thereunder the right to, exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any such

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Material Contract, or cause the creation of any Lien on any of Ceres’s assets; and (v) no party has given notice of any dispute with respect to such Material Contract. There are no Material Contracts that cannot be readily fulfilled or performed by the Company without undue or unusual expenditure of money or preparation, action or arrangement outside of the Ordinary Course.

2.18.          Transactions with Affiliates. No officer, director, manager, owner or Affiliate of Ceres is a party to any Contract or transaction with Ceres or has any interest in any property used by Ceres.

2.19.          No Brokers. Neither the Contributor nor Ceres has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. Any amounts owed to a broker, finder or investment banker shall be the sole responsibility of the Party or Parties which engaged such Person.

2.20.          Disclosure. The representations and warranties made or contained in this Article II and all other information provided by Ceres or the Contributor in connection with the transactions contemplated hereby, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties set forth below to the Contributor as of the Closing Date:

3.1.          Authority and Enforceability. The Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware. The Company has all requisite power and authority to enter into, execute and deliver the Transaction Documents and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Transaction Documents and the transactions contemplated thereby have been duly authorized by all required limited liability company action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company accordance with its terms. The Company is, and since January 11, 2021, has been, classified as a partnership for federal (and as applicable, state and local) income tax purposes.

3.2.          No Conflicts. The execution and delivery of this Agreement and of the other instruments and agreements to be executed and delivered by the Company as contemplated hereby, and the consummation by the Company of the transactions contemplated hereby will not, result in a violation or breach of, conflict with, constitute a default under, or result in the creation of any Lien upon any of the Company’s assets under: (a) any Law or Order applicable to the Company or by which any of its properties or assets may be bound; or (b) any contract to which the Company is a party.

3.3.          Litigation. There is no Action pending or, to the Company’s knowledge, threatened against or by the Company: (a) relating to or affecting the business or its assets; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

3.4.          Capital Structure. All of the existing issued and outstanding Equity Securities of the Company are duly authorized, validly issued and beneficially owned by its members as set forth on

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Schedule 3.4, in each case free and clear of all Liens, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or of the LLC Agreement (as in effect immediately prior to the Closing Date) or any agreement to which the Company is a party or otherwise bound. Other than the Equity Securities set forth on Schedule 3.4, there are no other outstanding Equity Security of the Company. None of such Equity Securities of the Company have been issued in violation of any federal or state securities Laws. There are no accrued and unpaid dividends or distributions with respect to any outstanding Equity Securities of the Company. There is no Contract, agreement, trust, proxy or other arrangement pursuant to which the Company has granted any warrant, right, option, conversion privilege, unit purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any Equity Securities of the Company or other securities convertible into or exchangeable for Equity Securities of the Company (now, in the future or upon the occurrence of any contingency) or that provides for any equity appreciation, phantom equity, equity participation or similar right with respect to the Company.

3.5.          LLC Agreement. The Company has delivered to Ceres true and complete copies of the LLC Agreement (as in effect immediately prior to the Closing Date) and each modification or amendment thereof.

3.6.	Financial Statements.

(a)          The Company has provided complete copies of its financial statements including but not limited to its most recent balance sheet, income statement, cash flow statement, notes to financial statements and statement of changes in equity (collectively, the “Clearfield Financial Statements”) to Ceres as requested by Ceres. The Clearfield Financial Statements have been prepared in accordance GAAP, consistently applied, are complete and correct in all material respects, and present fairly the financial condition of the Company at the dates of said statements and the results of the Company’s operations for the periods covered thereby. The Clearfield Financial Statements have been prepared from books and records maintained by the Company consistent with past practices.

(b)          The Company has not nor will it have any Liabilities of any nature, whether accrued, absolute, contingent or otherwise (including Liabilities as guarantor or otherwise with respect to obligations of others, Liabilities for Taxes due or then accrued or to become due, or contingent or potential Liabilities relating to activities of the Company or the conduct of its business prior to the Closing Date regardless of whether claims in respect thereof have been asserted as of the Closing Date), except Liabilities

(i) stated on the Clearfield Financial Statements or (ii) incurred in the Ordinary Course consistent with the terms of this Agreement or disclosed to Ceres.

(c)          The Company has no Indebtedness (including, for the avoidance of doubt, any Indebtedness pursuant to any capitalized leases (or leases which should have been capitalized under GAAP)).

3.7.	Tax Matters.

(a)          The Company has timely and properly filed all Tax Returns required to be filed by it in all applicable jurisdictions, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. No written claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that such Person is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

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(b)          The Company has paid or caused to be paid all Taxes due and owing (whether or not shown on any Tax Return). There are no Liens for Taxes upon any of the assets of the Company. No deficiency with respect to Taxes has been proposed or asserted in writing or assessed against the Company, except for deficiencies which have already been paid or otherwise resolved. There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company for any year, nor any agreement to any extension of time with respect to any Tax payment, assessment, deficiency, or collection. No Tax audit is pending, proposed or threatened in writing against the Company in respect of any Tax.

(c)          The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, member or any other third party.

(d)          The Company (i) is not a party to or bound by any Tax allocation or sharing agreement, (ii) has never been a member of an affiliated group of corporations filing a consolidated federal income Tax Return and (iii) does not have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of non-U.S., state or local Law), as a transferee or successor, by contract or otherwise. The Company is not a party to any Contract, plan or arrangement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

(e)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) use of an improper method of accounting or change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code.

(f)           The Company is not and never has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

3.8.          Accounting Controls. The Company maintains (and, for all periods covered by the Clearfield Financial Statements, has maintained) internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such accounting controls of the Company have been and are sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with management’s general or specific authorization and are properly reflected in the Clearfield Financial Statements under GAAP; and (ii) all material transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for such items.

3.9.	Compliance. Except as set forth on Schedule 3.9:

(a)          The Company is in compliance in all material respects with all applicable Laws. The Company has not been charged with or received any written notice that it is under investigation with respect to any violation of any applicable Law or other requirement of a Governmental Entity.

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(b)          All filings, submissions, correspondence and communications to a Governmental Entity on behalf of the Company were and continue to be complete and correct in all material respects.

(c)          The Company possesses all material Licenses necessary for the conduct of its business and all such Licenses are in full force and effect. The Company has not been in material breach or violation of, or default under, any such License. No suspension, cancellation, revocation or termination of any License is threatened. The Company has not received any written notice or written communication from any Governmental Entity regarding any violation of any License.

3.10.         Material Contracts. The Company has delivered or made available to the Contributor a correct and complete copy (as amended, supplemented or modified to date) of each Material Contract pursuant to which it is a party. With respect to each Material Contract: (i) the agreement is in full force and effect; (ii) the agreement is a legal, valid, binding and enforceable obligation of the Company and is the legal, valid, binding and enforceable obligation of the other parties thereto, each subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally; (iii) neither the Company, nor any other party thereto is in breach or default thereof; (iv) no party has given written notice of its intention to, or no event has occurred that, with the lapse of time or the giving of notice or both, would give the Company, or any other party thereunder the right to, exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any such Material Contract, or cause the creation of any Lien on any of the Company’s assets; and (v) no party has given notice of any dispute with respect to such Material Contract. There are no Material Contracts that cannot be readily fulfilled or performed by the Company without undue or unusual expenditure of money or preparation, action or arrangement outside of the Ordinary Course.

3.11.         No Brokers. The Company has not employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. Any amounts owed to a broker, finder or investment banker shall be the sole responsibility of the Party or Parties which engaged such Person.

3.12.         Disclosure. The representations and warranties made or contained in this Article III and all other information provided by the Company in connection with the transactions contemplated hereby, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

ARTICLE 4.

RELEASE, COVENANTS AND OTHER AGREEMENTS

4.1.          Taxes. The Contributor shall not be obligated to pay any transfer, documentary, sales, use, registration, stamp and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with the Contribution or the transactions contemplated by this Agreement, provided however, that the Contributor represents that it is not aware of any such Taxes or fees which are payable in connection with the transactions contemplated by this Agreement. Ceres and the Contributor shall file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Taxes, and if required by applicable Law, shall, and shall cause their respective Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation.

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4.2.          Release. Effective as of the Closing, the Contributor and its Affiliates and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity-holders, controlling Persons, representatives and Affiliates, and any heir, executor, administrator, estate, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, the Company, its Affiliates, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, direct or indirect equity- holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”), of and from any and all actions, causes of Action, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, foreseen or unforeseen, known or unknown, determined, determinable or otherwise), which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the operation of the business, the relationship of the Company or its Affiliates with Ceres or the Contributor or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the business occurring or arising prior to the Closing.

4.3.          Public Announcement. The Parties will not make any public announcement concerning the transaction, except with mutual consent of the other Party or as required by Law or rules of any securities exchange on which either Party lists its securities, provided that a copy of any such announcement shall be provided to the other Party in advance for the other Party’s review and comment and such Party’s consent shall not be unreasonably withheld.

4.4.          Confidentiality. Following the Closing, the Contributor shall, and shall cause it officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity-holders, controlling Persons, representatives and Affiliates, and any heir, executor, administrator, estate, successor or assign of any of the foregoing (each a “Receiving Party” and, collectively, the “Receiving Parties”) keep all Confidential Information (including the discussions and negotiations preceding, and the terms of, this Agreement and the Transaction Documents) confidential, and will not disclose or use any of such Confidential Information, except to the extent (i) that such Receiving Party is engaged as an employee or independent contractor of the Company, in which case such Receiving Party may use such Confidential Information strictly for the purposes of such engagement, (ii) it is legally necessary to disclose such information to a Governmental Entity having jurisdiction over such Receiving Party from whom disclosure is sought, (iii) necessary to obtain personal tax or legal services to enable compliance with tax returns, employment compliance or other personal legal matters, (iv) any Law requires otherwise, or (v) such duty as to confidentiality is waived in writing by the Company; provided that, with respect to clauses (ii) and (iv), if such Receiving Party is requested or required (by oral question or request for information or documents in any Action or Proceeding) to disclose any Confidential Information, such Receiving Party will notify the Company promptly of the request or requirement and cooperate to allow the Company to seek an appropriate protective order or waive compliance with the provisions of this Section 4.4. If, in the absence of a protective order or the receipt of a waiver under this Agreement, such Receiving Party is, in the written opinion of outside counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Receiving Party may disclose the Confidential Information to the tribunal; provided, however, that such Receiving Party will use its commercially reasonable efforts to obtain, at the request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company will designate, and will comply with the Company’s requests with respect to the timing and manner of such disclosure, in each case, to the extent permitted by Law. Each Receiving Party will cause its representatives to comply with this Section 4.4 as if such representative were a party under this

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Agreement and shall be responsible for any breach of this Section 4.4 by any of its representatives. This Section 4.4 shall survive the termination of expiration of this Agreement.

4.5.          Further Assurances. Each Party shall, on the Closing Date and from time to time thereafter, at any other Party’s reasonable request and without further consideration, execute and deliver to such other Party such instruments of transfer, conveyance, and assignment as shall be reasonably requested to effect the transactions contemplated by this Agreement.

ARTICLE 5.

CLOSING

5.1.          Closing. The consummation of the transactions contemplated herein (the “Closing”) shall occur contemporaneously with the execution and delivery of this Agreement (the “Closing Date”). The Closing shall take place electronically or at such other place as the Parties may agree.

5.2.          Contributor Deliveries. The obligations of the Company to effect the Closing are subject to the satisfaction or waiver of the following conditions:

(a)          The representations and warranties made by the Contributor pursuant to Article II above shall be true and correct in all respects as of the Closing Date.

(b)          The Contributor shall have complied with, and performed, in all material respects, all of its agreements and covenants under this Agreement required to be complied with or performed by it at or prior to the Closing.

(c)	The Contributor shall have delivered the following to the Company:

(i)           a certificate of an officer of Contributor, certifying (A) that attached thereto are true and correct copies of Contributor’s Organizational Documents, and any amendments thereto, and the resolutions duly adopted by Contributor’s manager and member, authorizing Contributor’s execution, delivery and performance of Agreement, Transaction Documents and the other ancillary documents to which Contributor is a party, and (B) the names, titles and signatures of all of Contributor’s officers who sign documents on behalf of Contributor in connection with this Agreement and the other transactions documents to which Contributor is a party, certifying the authority of such persons to do so;

(ii)           a joinder to the LLC Agreement, executed by the Contributor, whereby, among other things the Contributor joins the Company as a member, and includes such other changes as shall be mutually satisfactory to the Contributor and the existing members of the Company (the “Joinder”);

(iii)	properly completed and executed IRS Form W-9 for the Contributor;

(iv)         Subscription agreement(s) (the form and substance of which subscription agreement shall be reasonably satisfactory to the Company and the Contributor) for the Contributor, in each case executed by the Contributor whereby the Contributor subscribes for the Contributor Units in the Company;

(v)           a certificate of good standing for Ceres issued not earlier than five (5) Business Days before the Closing Date by the Secretary of State of the State of Delaware;

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(vi)         a duly executed side letter, in form and substance reasonably satisfactory to the Company and the Contributor, which sets out certain rights, commitments and obligations which are intended to survive the Closing Date (the “Side Letter”);

(vii)	documentation reasonably satisfactory to the Company that terminates the PIAs;

(viii)	an amended and restated operating agreement for Ceres; and

(ix)          such other documents and instruments, if any, as the Company may reasonably request in order to effectuate the transactions that are the subject of this Agreement in a form and substance as are commercially reasonable.

5.3.          Company Deliveries. The obligations of the Contributor to effect the Closing are subject to the satisfaction or waiver of the following conditions:

(a)          The representations and warranties made by the Company pursuant to Article III above shall be true and correct in all respects as of the Closing Date.

(b)          The Company shall have complied with, and performed, in all material respects, all of its agreements and covenants under this Agreement required to be complied with or performed by it at or prior to the Closing.

(c)	The Company shall have delivered the following to the Contributor:

(i)           a certificate of an officer of the Company, certifying (A) that attached thereto are true and correct copies of the LLC Agreement, and the resolutions duly adopted by the Company’s manager and members, authorizing the Company’s execution, delivery and performance of this Agreement, the Transaction Documents and the other ancillary documents to which the Company is a party, and (B) the names, titles and signatures of all of the Company’s officers who sign documents on behalf of the Company in connection with this Agreement and the other transactions documents to which the Company is a party, certifying the authority of such persons to do so;

(ii)	the Joinder, executed by the Company;

(iii)	properly completed and executed IRS Form W-9 for the Company;

(iv)         Subscription agreement(s) (the form and substance of which subscription agreement shall be reasonably satisfactory to the Company and the Contributor) for the Contributor, in each case executed by the Contributor whereby the Contributor subscribes for the Contributor Class B Units in the Company;

(v)          a certificate of good standing for the Company issued not earlier than five (5) business days before the Closing Date by the Secretary of State of the State of Delaware;

(vi)	the duly executed Side Letter; and

(vii)         duly executed employment agreements by and between the Company and each Key Employee.

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ARTICLE 6.

SURVIVAL AND INDEMNIFICATION

6.1.          Survival. The representations and warranties of the Company and the Contributor contained in this Agreement shall survive the Closing for a period of 18 months after the Closing Date; provided that the representations and warranties set forth in Sections 2.1-2.6, 2.8-2.9, 2.12, and 2.19, and Sections 3.1-3.4, 3.6, 3.8, and 3.10 related to such matters, and any claims for fraud, willful misconduct, intentional misrepresentation will survive indefinitely. Notwithstanding the foregoing, if an Indemnified Party (defined below) delivers notice of a claim for indemnification under this Agreement to an Indemnifying Party (defined below), on or before the applicable survival date, then the applicable representations, warranties covenants and agreements will survive until the resolution and satisfaction of the matter covered by such claim for indemnification.

6.2.	Indemnification.

(a)           Indemnification by the Contributor. Subject to the other terms and conditions of this Article VI, the Contributor will indemnify and defend the Company and its Affiliates, and each of the foregoing’s respective officers, directors, employees, agents, general or limited partners, managers, management companies, members, direct or indirect equity holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Clearfield Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all losses, Liabilities, damages, claims, awards, judgments, Taxes, settlements, fines, penalties, assessments, costs and expenses (including the reasonable costs of investigation, remediation and professional fees, including those of attorneys, consultants and experts) (collectively, “Losses”) incurred or sustained by, or imposed upon, the Clearfield Indemnitees based upon, arising out of, with respect to or by reason of:

(i)           any inaccuracy in or breach of any of the representations or warranties set forth in Article II, in any Transaction Document or in any certificate or instrument delivered by or on behalf of Ceres or the Contributor pursuant to this Agreement;

(ii)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Contributor or Ceres pursuant to this Agreement or in any Transaction Document;

(iii)             any Indebtedness of the Ceres outstanding as of the Closing to the extent not paid or satisfied by the Contributor or Ceres at or prior to the Closing;

(iv)	any of the PIAs or any and all obligations or liabilities under each PIA; or

(v)          any litigation or proceeding by a third party or Governmental Entity against either the Contributor or Ceres arising from facts or circumstances that occurred prior to the Closing Date.

(b)          Indemnification by the Company. Subject to the other terms and conditions of this Article VI, the Company will indemnify and defend the Contributor and its Affiliates and their respective officers and directors or managers (or persons holding comparable positions), employees, consultants, members, controlling Persons, partners, accountants, advisors, legal and other representatives, agents, executors, heirs, successors and permitted assigns (collectively, the “Contributor’s Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any

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and all Losses, incurred or sustained by, or imposed upon, the Contributor’s Indemnitees based upon, arising out of, with respect to or by reason of:

(i)           any inaccuracy in or breach of any of the representations or warranties of the Company set forth in Article III, in any Transaction Document or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement;

(ii)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement or in any Transaction Document; or

(iii)             any litigation or proceeding by a third party or Governmental Entity against the Company arising from facts or circumstances that occurred prior to the Closing Date.

(c)          Any indemnified party making a claim for indemnification pursuant to Section 6.2 (an “Indemnified Party”) shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Losses upon becoming actually aware of any event or circumstance that gives rise thereto.

6.3.	Indemnification Procedures.

(a)          The Indemnified Party shall provide prompt written notice to the party providing indemnification (the “Indemnifying Party”). Any such notice shall be provided no later than (i) ten (10) days after service of process in the event litigation is commenced against the Indemnified Party by a third party, or (ii) thirty (30) days after the Indemnified Party becomes aware of circumstances, not involving the commencement of litigation by a third party, which may give rise to a claim for indemnification. However, the failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay or the amount of damages incurred is greater than would have been the case if the Indemnified Party had provided timely notice.

(b)          Within ten (10) days after receiving notice of a claim for indemnification, the Indemnifying Party by written notice to the Indemnified Party, shall either concede or deny liability for the claim in whole or in part. If the Indemnifying Party concedes liability in whole or in part, the Indemnifying Party shall, within twenty (20) days of such concession, satisfy the claim in accordance with the terms of this Article VI. If the Indemnifying Party denies liability in whole or in part, then the Indemnifying Party shall not be required to pay the claim (except in each case for the amount of any conceded Liability payable as set forth above) until the matter is resolved in accordance with this Agreement.

(c)          The Indemnifying Party shall have the right to assume the defense of any claim or Liability asserted by a third party (a “Third Party Claim”) by providing the Indemnified Party written notice thereof within ten (10) days after receipt of notice thereof and which states that the Indemnifying Party concedes Liability and will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to or in connection with, the Third Party Claim in accordance with the terms of this Agreement. Notwithstanding the foregoing, if there is a reasonable probability that the Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or if the Indemnifying Party fails to elect to defend such Third Party Claim or thereafter fails to diligently pursue the defense or settlement thereof, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such Third Party Claim at the expense and on behalf of and for the account and at the risk of the Indemnifying Party.

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(d)          The Indemnified Party or the Indemnifying Party, whichever is not defending such action, shall have the right to participate in such defense and to retain its own counsel at such party’s own expense. The Parties agree to cooperate fully as necessary in the defense of Third Party Claims and shall not enter into any settlement, compromise or consent to judgment with respect to a Third Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment unless such settlement, compromise or consent (i) by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third Party Claim, (ii) does not provide for injunctive or other nonmonetary relief affecting the Indemnified Party and (iii) includes as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all Liability in respect of such Third Party Claim.

6.4.          Payments. The Indemnifying Party shall pay any claim for indemnification by wire transfer of immediately available funds to the Indemnified Parties (or such other party designated in writing by the Indemnified Parties) within thirty (30) days of the final resolution of any such claim. In the event that the Contributor is the Indemnifying Party and fail to pay such amount (to the extent such amount is undisputed as between the Indemnifying Party and the Indemnified Party), the Company, upon fifteen (15) days written notice to the Contributor, shall have the right, but not the obligation, to offset the amount owed against any and all amounts otherwise distributable to the Contributor by the Company.

6.5.          Non-Exclusive Remedy. The indemnification rights of the Parties under this Article VI are independent of, and in addition to, such rights and remedies as the Parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any Party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE 7.

DEFINITIONS

The following capitalized terms shall have the meanings set forth below:

7.1.           “Act” means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, § 18¬101 et seq., as amended from time to time as amended from time to time.

7.2.          “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

7.3.           “Affiliates” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For purposes of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by Contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.

7.4.	“Agreement” has the meaning set forth in the preamble.

7.5.          “Business Day” means any day, other than a Saturday, Sunday or a day on which banks located in Wilmington, Delaware shall be authorized or required by applicable Law to close.

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7.6.	“Ceres” has the meaning set forth in the preamble.

7.7.          “Ceres’s Operating Agreement” means the Amended and Restated Operating Agreement of Ceres dated as of June 1, 2023.

7.8.	“Closing” and “Closing Date” has the meanings set forth in Section 5.1.

7.9.	“Code” means the United States Internal Revenue Code of 1986, as amended.

7.10.	“Company” has the meaning set forth in the preamble.

7.11.	“Company Indemnified Parties” has the meaning set forth in Section 6.2(a).

7.12.        “Confidential Information” means (i) any non-public information obtained or furnished by the Company or any of its subsidiaries, directors, officers, employees, agents, Affiliates, shareholders or other representatives, including attorneys, accountants, consultants or financial advisors, relating to technical, financial, employee, business (including customer lists, commercial contracts and intellectual property) or other information or data of a non-public nature relating to the Company and/or its Subsidiaries and

(ii) any information with respect to this Agreement or any related agreements, documents or instruments, including the terms and substance hereof and thereof or the transactions contemplated hereby and thereby.

7.13.        “Contract” means any contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan or license or other legally binding arrangements, whether written or oral.

7.14.	“Contribution” has the meaning set forth in Section 1.1.

7.15.	“Contributed Interests” has the meaning set forth in Section 1.1.

7.16.	“Contributor” and has the meaning set forth in the preamble.

7.17.	“Contributor Indemnified Parties” has the meaning set forth in Section 6.2(b).

7.18.	“Contributor Units” has the meaning set forth in Section 1.2.

7.19.        “Data Requirements” means any and all (a) Laws on data privacy, data security, breach notification, or Personal Data, including the following Laws and their implementing regulations: (i) state data breach notification Laws; (ii) federal privacy and security Laws and other federal Laws related to data (including the Federal Trade Commission Act, the Federal Trade Commission’s Fair Information Principles, the Computer Fraud and Abuse Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Fair Credit Reporting Act, and the Fair Debt Collection Practices Act); (iii) state data privacy Laws (including the California Online Privacy Protection Act, the California Privacy Rights Act, and the Virginia Consumer Data Protection Act); (iv) anti-spam and marketing Laws (including CAN- SPAM act and the Telephone Consumer Protection Act); (v) GDPR; and (vi) ancillary rules, binding guidelines, amendments, or other binding instruments made or issued by a Governmental Entity under any of the foregoing; (b) industry standards (including the Payment Card Industry Data Security Standard), as well as written external or internal privacy or information security policies; and (c) requirements of any Contracts to which the Company or Ceres, as applicable, is bound related to the processing of Personal Data or the security of the Systems or data

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7.20.        “Equity Security” means, individually, and “Equity Securities” means, collectively (i) any common, preferred, or other capital stock, limited liability company interest, unit or membership interest, partnership interest or similar security; (ii) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (i); (iii) any other security containing equity features or profit participation features; (iv) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (i) through (iii) above or another similar security (including convertible notes); and (v) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (i) through (iv) above or any similar security.

7.21.        “GAAP” means United States generally accepted accounting principles in effect on the Closing Date, consistently applied.

7.22.        “Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

7.23.	“Employment Agreements” has the meaning set forth in in Section 5.3(c)(viii).

7.24.        “Indebtedness” means (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than accounts payable arising in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a lien on a Person’s assets, (viii) any amounts owed to any Person under any noncompetition, severance or similar arrangement, (ix) any change-of-control, sale bonus or similar payment or increased cost that is triggered in whole or in part by the transactions contemplated by this Agreement, (x) any Liability under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xi) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), and (xii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.

7.25.	“Indemnified Party” has the meaning set forth in Section 6.3(a).

7.26.	“Indemnifying Party” has the meaning set forth in Section 6.3(a).

7.27.        “Intellectual Property Assets” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and

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other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (vii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (viii) all rights to any Actions of any nature available to or being pursued by the Company to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

7.28.	“Key Employee” means, individually, Charles Uchill and Gregory Anderson.

7.29.          “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

7.30.          “Leased Real Property” means the real property leased, subleased or licensed by Ceres as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Ceres, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of Ceres located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

7.31.          “Liabilities” means any indebtedness, liabilities or payment obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

7.32.          “License” means, individually, and “Licenses” means, collectively, all notifications, licenses, permits, qualifications, franchises, certificates, approvals, exemptions, classifications, registrations, clearances, consents and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

7.33.          “Lien” means any mortgage, lien, license, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of any asset.

7.34.          “LLC Agreement” shall mean the Clearfield Communications, LLC Limited Liability Company Operating Agreement dated April 7, 2021, by and between Clearfield and its members.

7.35.          “Losses” means any claim (including without limitation by way of correspondence to responsible persons), loss, Liability, damage, deficiency, cost or expense, including reasonable attorneys’ fees and expense of investigation and defense.

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7.36.          “Material Adverse Effect” means any event, change or effect that is materially adverse to the assets, liabilities, condition (financial or other), business, results of operations or prospects of a Person, other than any event, change or effect relating to or resulting from: (i) conditions or changes in the economic, business, financial or regulatory environment affecting the industries in which the applicable Person operates; (ii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis affecting the United States, including the COVID-19 pandemic and any similar or other health emergency as declared by a Governmental Entity with applicable jurisdiction; and (iii) any changes in applicable laws; provided, however, that the events described in the foregoing clauses (i), (ii) and (iii) shall be deemed to constitute a Material Adverse Effect to the extent such event, either alone or in combination, has a materially disproportionate impact on the Person relative to similarly situated competitors.

7.37.          “Material Contract” means (i) any Contract or other arrangement to which the Company or Ceres, as the case may be, is a party for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect, (ii) all material loan documentation relating to any financing or line of credit which is currently outstanding or in effect as of the Closing Date, (iii) any pending (x) letter of intent, (y) term sheet, or (z) other similar written arrangement relating to the raising of financing, capital or equity for any of the Parties, or the sale of equity interests the sale of any Equity Securities in any of the Parties and (iv) any Contract or other arrangement relating to coins or tokens.

7.38.          “Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

7.39.          “Ordinary Course” means the ordinary course of business, consistent with past practice, of (i) Ceres and its Affiliates, and (i) the Company and its Affiliates, respectively, as applicable.

7.40.          “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement or limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

7.41.	“Party” or “Parties” has the meaning set forth in the preamble.

7.42.          “Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, and (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent.

7.43.        “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

7.44.          “Personal Data” means any information which are related to an identified or identifiable natural person.

7.45.          “PIA” shall mean, individually, and, “PIAs” shall mean, collectively, all private investment agreements, purchase agreements, and all other agreements by and between Ceres and third parties relating to tokens or coins, including but not limited to, (i) the Private Investment Agreement and PIA Purchase Agreement by and between Ceres and James Forbes dated March 2, 2018, (ii) the Private

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Investment Agreement and PIA Purchase Agreement by and between Ceres and Grant Fay dated March 5, 2018, (iii) the Private Investment Agreement and PIA Purchase Agreement by and between Ceres and Christopher S. Prentice dated March 3, 2018, and (iv) the PIA Purchase Agreement by and between Ceres and John Anderson dated January 1, 2023, provided that for the avoidance of doubt, it is agreed that this definition expressly excludes the provisions relating to the future issuance and distribution of tokens by Ceres which are set forth in the Side Letter.

7.46.          “Proceedings” means, collectively, any suit, action, claim, audit, order, arbitration, mediation, proceeding or investigation.

7.47.          “Privacy Requirements” means all applicable Laws and internal policies concerning the collection, storage, use, privacy and security of Personal Data and all applicable agreements.

7.48.	“Securities Act” has the meaning set forth in Section 3.1(b).

7.49.	“Side Letter” has the meaning set forth in Section 3.9(c)(viii).

7.50.          “Subsidiary” means, with respect to any Person, (i) any limited liability company more than 50% of whose membership interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors or managers of such limited liability company (irrespective of whether or not at the time membership interests of any class or classes of such limited liability company shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any corporation, partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

7.51.          “Systems” mean, collectively and with respect to any Person, software, computer hardware (whether general or special purpose), telecommunications capabilities and infrastructure (including all voice, data and video networks), websites, mobile applications, platforms and other similar or related items of automated, computerized, or software systems and any other networks, servers or systems and related services that are owned, used or held for use by such Person in the conduct of its business, including all such technology incorporated into or used in connection with the products and services.

7.52.          “Tax Return” means, individually, and “Tax Returns” means, collectively any report, return, claim for refund, declaration or other information required to be supplied to a Governmental Entity relating to Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

7.53.          “Taxes” means (i) all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity and (ii) including any Liability for amounts described in (i) of any Person imposed by reason of assumption, transferee or successor liability by Contract, pursuant to any Law or otherwise.

7.54.	“Third Party Claim” has the meaning set forth in Section 6.3(c).

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7.55.	“Transaction Documents” shall have the meaning set forth in Section 2.1.

ARTICLE 8.

DEFINITIONS

8.1.           Expenses. The Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers.

8.2.           Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the Laws of the State of Delaware applicable to agreements executed and to be performed solely within such State.

8.3.           Forum. Each Party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the United States federal and state courts, in each case located in the State of Delaware in any Action. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of Delaware or (ii) if applicable, the United States federal courts located in the State of Delaware, in each case located in the city of Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each of the Parties hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, in any forum other than the United States federal and state courts, in each case located in the State of Delaware, and that the provisions of Section 8.04 relating to the waiver of jury trial shall apply to any such Action.

8.4.           WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING THERETO. Each Party hereto (i) certifies that no representative, agent or attorney of the other Party hereto has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that such Party and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.4.

8.5.           Notices. All notices and other communications hereunder must be in writing and are deemed given or made (a) three (3) business days after being mailed by certified or registered mail, postage prepaid, (b) when transmitted via electronic mail with receipt acknowledged by the recipient (excluding any out-of-office or other auto-respond), (c) when hand delivered, or (d) one (1) business day after being sent by overnight delivery service, to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Contributor, to: Charlie Uchill

39w462 Baert Ln

St. Charles, IL 60175

Email: charlie@cerescoin.io

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And

Greg Anderson

2412B Abbott Martin Rd

Nashville, TN 37215

Email: greg@cerescoin.io

With a copy to:

Lawrence E. Uchill, Esq.

Uchill Law, PLLC

46 Malia Terrace

Chestnut Hill, MA 02467

Email: larry.uchill@uchill-law.com

(b)	if to the Company, to:

P.O Box 4220

Wilmington, DE 19807

Email: tim@truegreenglobal.com

With a copy to:

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Attention: David H. Joseph

E-mail: djoseph@stradley.com

8.6.           Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto without the express written consent of the other Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.7.           Entire Agreement. This Agreement, including the other documents referred to herein which from a part hereof, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

8.8.           Further Assurances. Each Party hereto shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such further agreements, certificates, instruments and documents, as any other Party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transaction contemplated hereby.

8.9.           Amendments. This Agreement may not be changed, and none of the terms, covenants, representations, warranties and conditions can be waived, except pursuant to an instrument in writing signed by the Parties.

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8.10.          Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.

8.11.          Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto, their respective successors of the Indemnified Parties, any rights, remedies, obligations or Liabilities.

8.12.          Specific Performance. Notwithstanding anything to the contrary in this Agreement, money damages would not be an adequate remedy at law if a Party hereto fails to perform in any material respect any of its obligations hereunder and accordingly each Party hereto agrees that in addition to any other remedy to which it may be entitled at law or in equity each Party hereto shall be entitled to seek to compel specific performance of the obligations of the other Party hereto, under this Agreement, without the posting of any bond or proof of any actual damages, in accordance with the terms and conditions of this Agreement, and if any Action should be brought in equity to enforce any of the provisions of this Agreement, no Party hereto shall raise the defense that there is an adequate remedy at law.

8.13.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement and electronic delivery of signatures (including without limitation in PDF format or in DocuSign) shall be deemed to constitute original signatures.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Contribution and Subscription Agreement as of the Closing Date.

CONTRIBUTOR:

CM SOLUTIONS LLC

By /s/Charlie Uchill
Charlie Uchill
Authorized Representative

IN WITNESS WHEREOF, the Parties hereto have duly executed this Contribution and Subscription Agreement as of the Closing Date.

THE COMPANY:

CLEARFIELD COMMUNICATIONS, LLC

By: /s/Tim Daly
Name: Tim Daly
Title: Manager

Schedule 1.1

CERES COIN LLC

MEMBER LIST AND UNIT OWNERSHIP

Member	Number of Units	Percent of Units
CM Solutions LLC	500	100%

Schedule 1.2

Clearfield Communications, LLC Units Post-Closing

	Post CERES Acquisition
	A Units Post Acquisition	B Units Post Acquisition	C Units Post Acquisition	Total Units	Percentage Ownership Post Ceres close
Tom Ross	7,077	0	0	7,077	15.90%
Tim Daly	7,963	0	0	7,963	17.89%
Laird Bunch	7,077	0	0	7,077	15.90%
Eleane Advisors	2,118	0	0	2,118	4.76%
Demo Strategies	2,649	0	0	2,649	5.95%
Marc Sampogna	1,764	0	0	1,764	3.96%
Tiffany Vasilchik	3,535	0	0	3,535	7.94%
John Gilstrap	1,232	0	0	1,232	2.77%
Merida	2,546	0	0	2,546	5.72%
Angela Weicht	81	0	0	81	0.18%
Executive Equity Pool	615	1653	0	2,268	5.10%
Joe Quinlan	0	0	1866	1866	4.19%
CM Solutions	0	4324	0	4324	9.72%
Total	36,657	5977	1866	44,500	100.00%